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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No. 7)*

                        UNDER THE SECURITIES ACT OF 1934

                           RIGEL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   766559108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 3, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 pages

CUSIP No.  766559108                                          Page 2 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 1
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 1
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 1
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 3 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners II, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 2
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 2
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 2
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 2: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 4 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 3
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 3
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 3
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 3: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 5 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners, L. P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 4
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 4
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 4
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 4: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 6 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 5
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 5
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 5
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 5: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 7 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 6
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 6
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 6
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 6: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 8 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta BioPharma Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 7
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 7
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 7
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 7: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                          Page 9 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero BioPharma Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 8
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 8
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,880,250         Please see Attachment A and Footnote 8
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 8: Includes  the  1,619,833  shares of Common  Stock  and  Warrants  to purchase 260,417 shares of Common Stock held by the funds affiliated with Alta Partners and Alta Partners II. See Attachment A.

CUSIP No.  766559108                                         Page 10 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Farah Champsi
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,943
  OWNED BY              Please see Attachment A & Footnote 9
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,481,943
                        Please see Attachment A & Footnote 9
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,481,943         Please see Attachment A and Footnote 9
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 9: Includes  the  1,256,249  shares of Common  Stock  and  Warrants  to purchase 225,694 shares of Common Stock held by the funds affiliated with Alta Partners II. See Attachment A.

CUSIP No.  766559108                                         Page 11 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        11,112
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,880,250
  OWNED BY              Please see Attachment A & Footnote 10
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                11,112
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,880,250
                        Please see Attachment A & Footnote 10
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,891,362         Please see Attachment A and Footnote 10
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.24%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 10: Includes the 1,619,833 shares of Common Stock, Warrants to purchase
             260,417 shares of Common Stock, and Stock Options for 11,112 shares of Common Stock. See Attachment A.

CUSIP No.  766559108                                         Page 12 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            398,307
  OWNED BY              Please see Attachment A & Footnote 11
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        398,307
                        Please see Attachment A & Footnote 11
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      398,307           Please see Attachment A and Footnote 11
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 11: Includes  the  363,584  shares of  Common  Stock  and  Warrants  to purchase 34,723 shares of Common Stock held by the funds affiliated with Alta Partners. See Attachment A.

CUSIP No.  766559108                                         Page 13 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,481,943
  OWNED BY              Please see Attachment A & Footnote 12
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,481,943
                        Please see Attachment A & Footnote 12
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,481,943         Please see Attachment A and Footnote 12
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.81%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 12: Includes  the  1,256,249  shares of Common  Stock and  Warrants  to
             purchase   225,694  shares  of  Common  Stock  held  by  the  funds
             affiliated with Alta Partners II. See Attachment A.

CUSIP No.  766559108                                         Page 14 of 18 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            398,307
  OWNED BY              Please see Attachment A & Footnote 13
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        398,307
                        Please see Attachment A & Footnote 13
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      398,307           Please see Attachment A and Footnote 13
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.37%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 13: Includes  the  363,584  shares of  Common  Stock  and  Warrants  to purchase 34,723 shares of Common Stock held by the funds affiliated with Alta Partners. See Attachment A.

CUSIP No.  766559108                                         Page 15 of 18 Pages
--------------------------------------------------------------------------------
Item 1.

(a) Name of Issuer: Rigel Pharmaceuticals, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  1180 Veterans Boulevard
                  South San Francisco, CA 94080

Item 2.

(a) Name of Person Filing:

         Alta Partners ("AP")
         Alta Partners II, Inc. ("AP II")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Alta BioPharma Partners II, L.P. ("ABP II")
         Alta BioPharma Management Partners II, LLC ("ABMP II")
         Alta Embarcadero BioPharma Partners II, LLC ("AEBP II")
         Farah Champsi ("FC")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Alix Marduel ("AM")
         Guy Nohra ("GN")

 (b) Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


         Entities:         AP               California
                           AP II            California
                           ACP              Delaware
                           ACMP             Delaware
                           AEP              California
                           ABP II           Delaware
                           ABMP II          Delaware
                           AEBP II          California

         Individuals:      FC               United States
                           JD               United States
                           GG               United States
                           AM               United States
                           GN               United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 766559108

CUSIP No.  766559108                                         Page 16 of 18 Pages
--------------------------------------------------------------------------------

Item 3.  Not applicable.

Item 4         Ownership.
                             Please see Attachment A

               The numbers listed below reflect the 1:9 Reverse Stock Split effective June 26, 2003.
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                               AP        AP II         ACP         ACMP         AEP         ABP II       ABMP II
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         1,880,250   1,880,250    1,880,250   1,880,250    1,880,250     1,880,250    1,880,250
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        11.18%      11.18%      11.18%       11.18%       11.18%       11.18%        11.18%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      1,880,250   1,880,250    1,880,250   1,880,250    1,880,250     1,880,250    1,880,250
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             1,880,250   1,880,250    1,880,250   1,880,250    1,880,250     1,880,250    1,880,250
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
                            AEBP II        FC          JD           GG           AM           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(a)     Beneficial         1,880,250   1,481,943    1,891,362    398,307     1,481,943      398,307
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(b)     Percentage of        11.18%      8.81%       11.24%       2.37%        8.81%         2.37%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
(c)     Sole Voting Power     -0-         -0-        11,112        -0-          -0-           -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared Voting      1,880,250    1,481,943   1,880,250    398,307     1,481,943      398,307
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Sole Dispositive      -0-          -0-       11,112        -0-          -0-           -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------
        Shared             1,880,250    1,481,943   1,880,250    398,307     1,481,943      398,307
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ -------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

CUSIP No.  766559108                                         Page 17 of 18 Pages
--------------------------------------------------------------------------------

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

CUSIP No.  766559108                                         Page 18 of 18 Pages
--------------------------------------------------------------------------------


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 5, 2004

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:               /s/ Jean Deleage          .
   -----------------------------------------            ------------------------------------------
         Jean Deleage, President                              Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, General Partner                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
   -----------------------------------------
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                           ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Managing Director

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi                                    /s/ Alix Marduel
   -----------------------------------------         --------------------------------------------
         Farah Champsi, Manager                               Alix Marduel


         /s/ Jean Deleage                                     /s/ Guy Nohra
   -----------------------------------------         --------------------------------------------
         Jean Deleage                                        Guy Nohra


         /s/ Garrett Gruener                                 /s/ Farah Champsi
   -----------------------------------------         --------------------------------------------
         Garrett Gruener                                     Farah Champsi

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

Date:    April 5, 2004

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. ALTA PARTNERS ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:               /s/ Jean Deleage          .
   -----------------------------------------            ------------------------------------------
         Jean Deleage, President                              Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, General Partner                                 Jean Deleage, Member

ALTA  PARTNERS II, INC.

By:      /s/ Jean Deleage
         Jean Deleage, President

ALTA BIOPHARMA PARTNERS II, L.P.                           ALTA BIOPHARMA MANAGEMENT PARTNERS II, LLC
By: Alta BioPharma Management Partners II, LLC


By:      /s/ Farah Champsi                           By:      /s/ Farah Champsi
   -----------------------------------------            -----------------------------------------
         Farah Champsi, Managing Director                     Farah Champsi, Managing Director

ALTA EMBARCADERO BIOPHARMA PARTNERS II, LLC


By:      /s/ Farah Champsi                                    /s/ Alix Marduel
   -----------------------------------------         --------------------------------------------
         Farah Champsi, Manager                               Alix Marduel


         /s/ Jean Deleage                                     /s/ Guy Nohra
   -----------------------------------------         --------------------------------------------
         Jean Deleage                                        Guy Nohra


         /s/ Garrett Gruener                                 /s/ Farah Champsi
   -----------------------------------------         --------------------------------------------
         Garrett Gruener                                     Farah Champsi

                                  Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners, L.P. and Alta Embarcadero Partners, LLC. Alta California Partners, L.P. beneficially owns 355,465 shares of Common Stock and Warrants to purchase 33,947 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 8,119 shares of Common Stock and Warrants to purchase 776 shares of Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers over the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners II, L.P. and Alta Embarcadero BioPharma Partners II, LLC. Alta BioPharma Partners II, L.P. beneficially owns 1,211,676 shares of Common Stock and Warrants to purchase 217,686 shares of Common stock. Alta Embarcadero BioPharma Partners II, LLC beneficially owns 44,573 shares Common Stock and Warrants to purchase 8,008 shares of Common Stock. The managing directors of Alta BioPharma Partners II, L.P. and managers of Alta Embarcadero BioPharma Partners II, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta BioPharma Management II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), and managers of Alta Embarcadero BioPharma Partners II, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage, Director, is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.), a manager of Alta Embarcadero BioPharma Partners II, LLC, a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.), and a member of Alta Embarcadero Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P., the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC, the 389,412 shares of Common Stock beneficially owned by Alta California Partners L.P. and the 8,895 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein. He holds stock options for 11,112 shares of Common Stock: options for 8,333 shares were granted on January 26, 2004 options for 1,667 shares were granted on June 26, 2003, options for 556 shares were granted on June 20, 2002 and options for 556 shares were granted on July 19, 2001.

Ms. Farah Champsi is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Garrett Gruener is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a member of Alta Embarcadero Partners, LLC. Thus he shares voting and dispositive powers over the 389,412 shares of Common Stock beneficially owned by Alta California Partners L.P. and 8,895 shares of Common stock beneficially owned by Alta Embarcadero Partners LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

                                                     Page 1 of 2 of Attachment A

Dr. Alix Marduel is a managing director of Alta BioPharma Management Partners II, LLC (which is the general partner of Alta BioPharma Partners II, L.P.) and a manager of Alta Embarcadero BioPharma Partners II, LLC. Thus she currently shares voting and dispositive powers over the 1,429,362 shares of Common Stock beneficially owned by Alta BioPharma Partners II, L.P. and the 52,581 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners II, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.). Thus he shares voting and dispositive powers over the 389,412 shares of Common Stock beneficially owned by Alta California Partners L.P. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners and Alta Partners II, Inc. are venture capital firms that share an office in San Francisco. Alta Partners is California Corporation. Alta Partners II, Inc. is a California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership, Alta Embarcadero Partners, LLC is a California Limited Liability Company, Alta BioPharma Partners II, L.P. is a Delaware
Limited Partnership, and Alta Embarcadero BioPharma Partners II, LLC is a California Limited Liability Company.



















                                                     Page 2 of 2 of Attachment A